Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and among Transocean Ltd., a Swiss corporation, Transocean Offshore Deepwater Drilling Inc. (“TODDI”) and Transocean Management Ltd. (collectively, the “Company”) and Gregory L. Cauthen (“Executive”), effective as of June 30, 2012.

WHEREAS, TODDI currently employs the Executive as its Executive Vice President and Chief Financial Officer pursuant to that certain Employment Agreement between the Company and Executive effective January 9, 2012 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to extend the Employment Term (as defined therein) of the Employment Agreement and agree to additional consideration in connection with such extension; and

WHEREAS, pursuant to Section 15 of the Employment Agreement, the Employment Agreement may be amended or modified by an instrument in writing signed by the parties thereto;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree that the Employment Agreement is hereby amended, effective as of June 30, 2012, as follows:

1.                                      Pursuant to Section 1(c) of the Employment Agreement, the Company and the Executive hereby mutually agree to extend the Employment Term to December 31, 2012.

2.                                      Section 3(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(b)         Bonus.  The Executive shall become entitled to a bonus payment (the ‘Bonus’) in an amount equal to 80 percent of Base Salary actually paid to the Executive for services during the Employment Term (excluding payment for accrued but unused vacation) contingent upon Executive’s full cooperation and assistance during the Employment Term with the active search for a successor to the Executive as Chief Financial Officer and the orderly transition of responsibilities to such successor, as determined by the Compensation Committee of the Board of Directors of Transocean (the ‘Committee’) in its discretion.  The determination of the Committee shall be made in good faith, taking into account a recommendation by the CEO with respect to the Executive’s satisfaction of the criteria for the bonus payment.  Any such Bonus shall be paid in a single lump-sum cash payment thirty days after the first meeting of the Committee subsequent to the Executive’s termination of employment or, if earlier, on March 15, 2013.  The Executive shall not be eligible to participate in the Performance Award and Cash Bonus Plan or any other bonus plan maintained by the Company or an affiliate.”

3.                                      Provided that the Employment Term does not terminate prior to July 1, 2012, Executive shall receive a grant of 30,002 deferred units under the Long-Term Incentive Plan of Transocean Ltd., with a grant date of July 1, 2012, subject to earning and payment provisions in substantially the form as attached hereto as Exhibit A.  For purposes of clarity, the grant referenced in this Section 3 of this Amendment is in addition to the grant of the “Deferred Unit Award” addressed in Section 3(c) of the Employment Agreement.

4.                                          All other provisions of the Employment Agreement shall remain the same and are hereby ratified.

IN WITNESS WHEREOF, each of the Companies have caused this Amendment to be executed on its behalf by its duly authorized officer, and the Executive has executed this Amendment, effective as of the date first set forth above.

TRANSOCEAN LTD.

By:	/s/ Steven L. Newman
Steven L. Newman
President & CEO

TRANSOCEAN DEEPWATER DRILLING INC.

By:	/s/ John L. Truschinger
John L. Truschinger
Senior Vice President, Support Services &
Chief Information Officer

TRANSOCEAN MANAGEMENT LTD.

By:	/s/ Ian Clark
Ian Clark
Vice President

EXECUTIVE

/s/ Gregory L. Cauthen
Gregory L. Cauthen

2

EXHIBIT A

June 29, 2012

Mr. Gregory Cauthen

5409 Valerie Street

Bellaire, TX  77401

Dear Greg:

Transocean Ltd. (the “Company”) hereby grants to you effective as of July 1, 2012 (the “Grant Date”), 30,002 deferred units (“Deferred Units”) in accordance with the Amended and Restated Long-Term Incentive Plan of Transocean Ltd. (the “Plan”).

This award is made in accordance with and is subject to the terms and conditions set forth in the Plan, any additional terms and conditions set forth in the attached Appendix A, the Prospectus for the Plan, and any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors.  A copy of the Plan, Appendix A and the Prospectus are enclosed.

You do not need to pay any purchase price.  Your Deferred Units will be earned and become payable as provided in Appendix A.

This award letter and the attachments contain the formal terms and conditions of your award and should be retained in your files for future reference.

Congratulations on your award.

Sincerely,

Steven L. Newman

Enclosures

Appendix A
to Award Letter
Granted July 1, 2012 (the “Grant Date”)

Terms and Conditions of
Deferred Unit Award

The deferred units (“Deferred Units”) granted to you on the Grant Date by Transocean Ltd. (the “Company”) representing a specified number of registered shares of the Company (“Shares”) are subject to the terms and conditions set forth in the Long-Term Incentive Plan of Transocean Ltd. (the “Plan”), any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the “Committee”), any additional terms and conditions set forth in this Appendix A which forms a part of the award letter to you (“Award Letter”) and the Prospectus for the Plan.  Any terms used in this Appendix A and not defined in the Award Letter or this Appendix A have the meanings set forth in the Plan.  The terms and provisions of your Deferred Units are governed by the terms of the Plan as amended and restated February 12, 2009.  In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

1.                                      Deferred Units and Determination of Earned Deferred Units

(a)                                A number of the Deferred Units granted pursuant to your Award Letter will be earned as described in paragraph 1(d) below on the earliest of (i) December 31, 2012, (ii) the date of your termination of employment with the consent of Transocean or (iii) the date of the termination of your employment due to death or disability (as determined by the Committee, in its sole discretion) (the “Measurement Date”).  The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

(b)                                 The Committee may determine, at any time in its discretion, that all or a portion of your Deferred Units will be earned in advance of the Measurement Date specified in paragraph 1(a); provided, however, that no such determination shall be made in a manner that is not in compliance with any applicable requirements of Code Section 409A.  The date of any such determination by the Committee will be the Measurement Date for purposes of this Appendix A.

(c)                                  You do not need to pay any purchase price for the Deferred Units unless otherwise required in accordance with applicable law.

(d)                               The final number of Deferred Units that shall become earned on the Measurement Date shall be calculated by multiplying the number of Deferred Units referenced in your Award Letter by a fraction, the numerator of which is the number of calendar days of employment during the period beginning on July 1, 2012 and ending on December 31, 2012 and the denominator of which is 184.  Any Deferred Units that are not earned as of the Measurement Date shall be immediately forfeited.

2.                                      Restrictions on the Deferred Units

(a)                                 Until and unless your Deferred Units are earned pursuant to paragraph 1(b) or 1(d) (“Earned Deferred Units”) and you receive a distribution of Shares, you may not attempt to sell, transfer, assign or pledge them.  Until the date on which you receive a distribution of the Shares in respect of any Earned Deferred Units awarded hereunder, your award of Deferred Units will be evidenced by credit to a book entry account.

(b)                                 Your Earned Deferred Units will become payable and settled in three equal installments payable, respectively, on (i) July 1, 2013, (ii) July 1, 2014 and (iii) July 1, 2015.

(c)                                  When an installment of Deferred Units becomes payable, the net Shares (total Shares distributable in respect of such installment of Earned Deferred Units minus any Shares retained by the Company in accordance with the policies and requirements described in this Appendix A), will be delivered to you in street name to your Charles Schwab & Co. Inc. (“Schwab”) brokerage account or Equity Award Center (or, in the event of your death, to a Schwab brokerage account or Equity Award Center in the name of your beneficiary under the Plan) or to such other brokerage account with another broker retained by the Company if Schwab is no longer retained by the Company.  Any Shares distributed to you in respect of earned Deferred Units will be registered in your name and will not be subject to any restrictions.

3.                                      Dividends, Cash Consideration and Voting

(a)                                 Dividends

In the event that dividends are paid with respect to Shares, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Share as of such dividend payment date multiplied by the number of Deferred Units (including unearned Deferred Units and earned Deferred Units not yet distributed to you) credited to your account immediately prior to such dividend payment date (the “Dividend Equivalent”).  All Dividend Equivalents (if any) payable with respect to your Deferred Units will be paid directly to you at the same time dividends are paid with respect to all other Shares of the Company and shall be subject to all applicable withholding taxes.  For any non-cash dividends, the Committee may determine in its sole discretion the cash value to be so paid to you in respect of such Deferred Units.

(b)                                 Cash Consideration

In the event that Shares are exchanged or reclassified by the Company resulting in cash consideration paid for such Shares, you will be entitled to receive a cash payment equal to the amount of cash consideration corresponding to the number of Deferred Units (including unearned Deferred Units that would have become Earned Deferred Units and Earned Deferred Units not yet distributed to you) credited to your account at the same time such corresponding Deferred Units would have become payable and subject to all applicable withholding taxes;

provided, however, that such cash consideration shall not be paid at a time or in a manner that is not in compliance with any applicable requirements of Code Section 409A.

(c)                                  Voting Shares

You will have the right to vote your Shares that have been distributed in respect of any Earned Deferred Units.  There are no voting rights associated with Deferred Units.

(d)                                 No Other Rights

You shall have no other dividend equivalent, dividend or voting rights with respect to any Deferred Unit.

4.                                      Beneficiary

You may designate a beneficiary to receive any portion of the Deferred Units that become due to you after your death, and you may change your beneficiary from time to time.  Beneficiary designations must be duly executed using the proper form designated by the Human Resources Department and timely filed with the administrator of the Plan in that department.  If you fail to designate a beneficiary in that manner, any Deferred Units due to you under the Plan in the event of your death will be paid to (1) in the event of your death prior to termination of service, the beneficiary you designated under any group life insurance plan maintained by the Company or its subsidiaries that provides the largest death benefit, which will constitute the designated beneficiary for purposes of Section 6.5 of the Plan, or, if not applicable, (2) the executor or administrator of your estate.

5.                                      Income Tax Withholding

(a)                                 You should consult the Plan Prospectus for a general summary of the U.S. federal income tax consequences to you and, if applicable, the Swiss tax consequences to you, from the grant, earning and/or distribution of Deferred Units based on currently applicable provisions of the Code, related regulations and Swiss tax rules.  The summary does not discuss state and local tax laws or the laws of any other jurisdictions, which may differ from U.S. federal tax law and Swiss tax rules.  For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)                                 The Company shall make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the Deferred Units and, unless otherwise approved by the Company, the Company shall reduce the number of Shares otherwise deliverable to you with respect to your Deferred Units by a number of Shares having a value approximately equal to the amount required to be withheld under the Company’s policies and procedures or applicable law.  The Company may, in its discretion, permit you to make other arrangements satisfactory to the Company to satisfy any applicable withholding tax liability arising from the earning of the Deferred Units.  Further, any Dividend Equivalents paid to you in respect of Deferred Units will be subject to tax withholding, as appropriate, as additional compensation.

(c)                                  In addition to the previous withholding requirements, any award under the Plan is also subject to all applicable withholding policies of the Company as may be in effect from time to time, at the sole discretion of the Company.  Without limiting the generality of the foregoing, the Company expressly has the right to withhold or cause to be withheld (whether upon award determination, grant, time of earning, or otherwise) any portion of an award (including without limitation any portion of any securities issuable in connection with the Deferred Units) pursuant to any tax equalization or other plan or policy, as any such policies or plans may be in effect from time to time, irrespective of whether such withholding correlates to the applicable tax withholding requirement with respect to your award.  Awards are further subject to any tax and other reporting requirement that may be applicable in any pertinent jurisdiction including any obligation to report awards (whether related to the granting or earning thereof) to any taxing authority or other pertinent third party.

6.                                      Restrictions on Resale

Other than the restrictions referenced in paragraph 2, there are no restrictions imposed by the Plan on the resale of Shares acquired under the Plan.  However, under the provisions of the U.S. Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  There are no restrictions imposed by the SEC on Shares acquired under the Plan by persons who are not affiliates of the Company.

7.                                      Effect on Other Benefits

Income recognized by you as a result of the grant or earning of Deferred Units, the payment of any Dividend Equivalents with respect to your Deferred Units or the payment of any dividends with respect to your Shares acquired in accordance with this Appendix A, will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

8.                                      Code Section 409A Compliance

To the extent applicable, this award of Deferred Units is intended to comply with the provisions of Section 409A and, wherever possible, shall be interpreted consistent therewith.  Specifically, the time of payment specified with respect to paragraph 2(b) complies with Code Section 409A as being paid pursuant to a specified time or fixed schedule under U.S. Treasury Regulation Section 1.409A-3(i).  No action taken to comply with Code Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.

Your Award Letter, Appendix A and related documents contain the formal terms and conditions of your award.